As filed with the United States Securities and Exchange Commission on May 29, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4783236
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Entravision Communications Corporation

2001 Employee Stock Purchase Plan, As Amended

(Full title of the plan)

Copy to:

Walter F. Ulloa Chairman and Chief Executive Officer Entravision Communications Corporation 2425 Olympic Boulevard, Suite 6000 West Santa Monica, California 90404 (310) 447-3870	Kenneth D. Polin Foley & Lardner LLP 402 West Broadway, Suite 2100 San Diego, California 92101-3542 (619) 234-6655
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.0001 par value	1,200,000 shares	$0.51(1)	$612,000(1)	$34.15

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for Entravision Communications Corporation Class A Common Stock as reported on the New York Stock Exchange on May 22, 2009.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Class A Common Stock to be offered or sold pursuant to the anti-dilution provisions of the Entravision Communications Corporation 2001 Employee Stock Purchase Plan as a result of stock splits, stock dividends or similar transactions.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus referred to herein also relates to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-82718).

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register 1,200,000 additional shares of Class A Common Stock, $.0001 par value per share, of Entravision Communications Corporation (the “Company”) in connection with the Entravision Communications Corporation 2001 Employee Stock Purchase Plan, as amended.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-82718), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on May 29, 2009.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Walter F. Ulloa and Christopher T. Young and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Walter F. Ulloa Walter F. Ulloa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2009

/s/ Philip C. Wilkinson Philip C. Wilkinson	President, Chief Operating Officer and Director	May 29, 2009

/s/ Christopher T. Young Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2009

/s/ Paul A. Zevnik Paul A. Zevnik	Director	May 29, 2009

/s/ Darryl B. Thompson Darryl B. Thompson	Director	May 29, 2009

/s/ Esteban E. Torres Esteban E. Torres	Director	May 29, 2009

/s/ Jesse Casso, Jr. Jesse Casso, Jr.	Director	May 29, 2009

/s/ Gilbert R. Vasquez Gilbert R. Vasquez	Director	May 29, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit Description
(4.1)	Entravision Communications Corporation 2001 Employee Stock Purchase Plan (incorporated by reference to Annex B to the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on April 9, 2001 (File No. 001-15997)).

(4.2)	First Amendment to Entravision Communications Corporation 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2006 (File No. 001-15997)).

(4.3)	Second Amended and Restated Certificate of Incorporation of Entravision Communications Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004 (File No. 001-15997)).

(4.4)	Third Amended and Restated Bylaws of Entravision Communications Corporation, as adopted on December 9, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006 (File No. 001-15997)).

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of PricewaterhouseCoopers LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)	Power of Attorney (contained on the signature page hereto).